Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES FIRST-QUARTER 2018 RESULTS

•	Volumes of 3.2 million tons, with Proppant Solutions volumes of 2.6 million tons

•	Revenues of $273.3 million, with Proppant Solutions revenues of $242.2 million

•	Net income of $28.9 million, or $0.13 per diluted share

•	Adjusted EBITDA of $71.0 million

CHESTERLAND, Ohio, May 3, 2018 (GLOBE NEWSWIRE) — Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based product solutions, today announced results for the first quarter ended March 31, 2018.

First-Quarter 2018 Results

Total Company volumes sold were 3.2 million tons for the quarter, down 4% from the fourth quarter of 2017 and an increase of 20% from 2.7 million tons in the first quarter of 2017. First-quarter 2018 revenues were $273.3 million, relatively flat from $273.9 million in the fourth quarter of 2017 and 58% higher compared with $172.6 million in the first quarter of 2017.

For first quarter 2018, the Company had net income of $28.9 million, or $0.13 per diluted share, compared with net income of $19.9 million, or $0.09 per diluted share, in the fourth quarter of 2017. Net income for the first-quarter 2018 included pre-tax merger related expenses of $3.3 million. Net loss for first quarter 2017 was $11.6 million, or $(0.05) per diluted share.

Adjusted EBITDA for the first quarter of 2018 was $71.0 million compared with Adjusted EBITDA for the fourth quarter of 2017 of $63.8 million. In the first quarter of 2017, Adjusted EBITDA was $21.7 million.

Business Segments

Proppant Solutions Segment

For the first quarter of 2018, Proppant Solutions volumes were 2.6 million tons, a decrease of 5% from the fourth quarter of 2017 and more than 25% greater than the first quarter of 2017. Raw frac sand volumes were 2.4 million tons, representing a 6% sequential decline and a 26% increase compared with the first quarter of 2017. While demand remained robust and growing throughout the quarter, raw sand volumes were sequentially lower due to seasonal factors, less production as a result of process engineering changes and a slight impact from rail downtime in the first quarter. Coated proppant volumes were 215,000 tons, which is a 1% increase from the 213,000 tons sold in the fourth quarter of 2017, and a 33% increase compared with first quarter of 2017.

Proppant Solutions revenues were $242.2 million in first-quarter 2018, a 1% decline compared with $245.2 million in the fourth quarter of 2017, and more than a 70% increase compared with $141.0 million in the first quarter a year ago. Despite growing market demand, Proppant Solutions revenues were relatively flat with the fourth quarter due to the impact of lower volumes, which was offset by a more favorable product mix of coated proppant sales and higher average pricing of nearly $4 per ton on raw sand proppants.

Proppant Solutions gross profit increased to $78.9 million, or $30 per ton, in the first quarter of 2018 compared with $77.2 million, or $28 per ton, in the fourth quarter of 2017. Proppant Solutions gross profit improved in the first quarter due to a more favorable mix of coated proppant sales coupled with higher average pricing on raw sand proppants, offset somewhat by increased operating costs due to lower volumes and seasonal factors. Gross profit for the first quarter of 2018 was also impacted by $1.8 million in start-up costs from the Company’s Wexford, Michigan, and Kermit, Texas, mines. Proppant gross profit in the first quarter of 2017 was $27.3 million, or $13 per ton, and included $0.9 million in start-up costs from the Brewer, Missouri, and Maiden Rock, Wisconsin, mines.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 578,000 tons in first-quarter 2018, down 3% from the prior year’s first quarter. This decline was mainly due to a customer’s planned shutdown of a plant for maintenance and unseasonably cold weather that delayed some sales into the building products and the sports and recreation end markets.

Revenues for the segment were $31.2 million in first-quarter 2018, down slightly from $31.6 million in the first quarter a year ago. The slight decrease in revenue was due to lower volumes mostly offset by the price increases implemented at the beginning of the year.

Gross profit for the segment was $12.0 million, or 38% of sales, in first-quarter 2018, compared with $13.5 million, or 43% of sales, in the first quarter of 2017. The lower gross profit in the first quarter of 2018 was due in part to the lower volumes coupled with a delay in building products and sports and recreation sales, which carry a margin higher than the average for the overall segment.

Jenniffer Deckard, President and Chief Executive Officer, said, “I am pleased with our ability to work through seasonal and operational headwinds, including continued adverse weather conditions, during the first quarter. While dealing with these headwinds, we continued to focus on improving profitability, which grew significantly. We exited the quarter with the strongest sales volume month in our Company’s history and look forward to continuing this momentum, including the opening of our Kermit, Texas, plant, which is expected to begin operations in May.”

Ms. Deckard continued, “Market fundamentals in the second quarter have remained strong, and we are well-positioned to capitalize on these trends due to our increase in production at Kermit and Wexford, and our increasing effective capacity at our other plants.”

Balance Sheet and Other Information

Through the first three months of 2018, net cash generated by operating activities was $13.5 million, driven in large part by an improved pricing environment and higher sales of value-added proppants in comparison to year end. Net cash used in financing activities was $15.5 million, primarily a result of required debt service payments, in addition to a voluntary $10 million paydown of the Company’s revolving credit facility. Capital expenditures were $41.4 million for the quarter ended March 31, 2018, which included $20.6 million for the Kermit facility.

As of March 31, 2018, cash and cash equivalents totaled $84.8 million, and total debt was $734.2 million, compared with $128.0 million of cash and cash equivalents and total debt of $748.9 million as of December 31, 2017.

Special Shareholder Meeting

A special meeting of Fairmount Santrol shareholders, to vote on the merger between Unimin Corporation (“Unimin”) and Fairmount Santrol, (the “Merger”) and certain merger-related items, is scheduled to be held on May 25, 2018, at 1:30 p.m. Eastern Time, at the offices of Jones Day, 901 Lakeside Avenue East, Cleveland, Ohio 44114. Holders of record of shares of Fairmount Santrol common stock at the close of business on April 20, 2018, are entitled to receive notice of and to vote at the special meeting. The approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares.

Under the terms of the merger agreement, Fairmount Santrol shareholders will collectively receive $170 million in cash at the closing of the Merger (which is estimated to result in cash consideration of approximately $0.74 per share based on Fairmount Santrol’s diluted share count). Additionally, Fairmount Santrol shareholders will own approximately 35% of the combined company at closing, with Sibelco, the current parent company of Unimin Corporation, owning the remaining 65%.

At closing, the combined company will list its shares on the New York Stock Exchange (“NYSE”), while Fairmount Santrol will be delisted from the NYSE.

Deckard concluded, “We remain on track for a mid-year closing of our proposed merger with Unimin, which will build on the combined strengths of both companies to create a diversified solutions provider that is well positioned to capitalize on the greatest opportunities for growth. We have achieved several key milestones since our announcement of the transaction in December, and we look forward to continuing our progress at our special shareholder meeting in May.”

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairments, and certain other income or expenses. The Company believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing costs or capital structure.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, May 3, 2018, at 10 a.m. Eastern Time to discuss the Company’s 2018 first-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website. The call can also be accessed live by dialing (833) 287-7902 or, for international callers, (647) 689-4466. The conference ID for the call is 7167028. A replay will be available on the website and can be accessed by dialing (800) 585-8367 or (416) 621-4642. The passcode for the replay is 7167028. The replay of the call will be available through May 10, 2018.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward-looking statements are described in Fairmount Santrol’s Form 10-K under the heading “Cautionary Statement Regarding Forward-Looking Information,” as well as the information included in Fairmount Santrol’s Current Reports on Form 8-K and other factors that are set forth in management’s discussion and analysis of Fairmount Santrol’s most recently filed reports with the SEC. Additional important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the merger not being timely completed, if completed at all; if the merger is completed, the impact of any undertakings required by the parties in order to obtain regulatory approvals; prior to the completion of the merger, Fairmount Santrol’s and/or Unimin’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the industry may be subject to future regulatory or legislative actions that could adversely affect Fairmount Santrol’s and/or Unimin’s respective businesses; and the parties being unable to successfully implement integration strategies. While Fairmount Santrol and/or Unimin may elect to update forward-looking statements at some point in the future, Fairmount Santrol and Unimin specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Additional Information

FAIRMOUNT SANTROL STOCKHOLDERS ARE ENCOURAGED TO READ THE UNIMIN REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final proxy statement/prospectus will be mailed to the record holders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Fairmount Santrol at its web-site, FairmountSantrol.com.

Participants in Solicitation

Fairmount Santrol and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information concerning Fairmount Santrol’s participants is set forth in the proxy statement, dated April 6, 2017, for Fairmount Santrol’s 2017 Annual Meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the Merger is included in the Registration Statement and proxy statement/prospectus and other relevant materials filed with the SEC.

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per share amounts)
Revenues	$273,338	$172,583
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)	182,478	131,752

Operating expenses
Selling, general and administrative expenses(A)	27,353	22,470
Depreciation, depletion and amortization expense	19,757	19,442
Other operating income	(729)	(1,060)

Income (loss) from operations	44,479	(21)
Interest expense	13,783	12,537

Income (loss) before provision (benefit) for income taxes	30,696	(12,558)
Provision (benefit) for income taxes	1,791	(1,148)

Net income (loss)	28,905	(11,410)
Less: Net income attributable to the non-controlling interest	3	178

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$28,902	$(11,588)

Earnings (loss) per share
Basic	$0.13	$(0.05)
Diluted	$0.13	$(0.05)
Weighted average number of shares outstanding
Basic	224,484	223,739
Diluted	228,940	223,739

(A) – Stock compensation expense of $3,420 and $2,416 for the three months ended March 31, 2018 and 2017, respectively, are included within selling, general, and administrative expenses. Additionally, SG&A includes Merger-related expenses of $3.3 million in the three months ended March 31, 2018.

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net income (loss)	$28,905	$(11,410)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	17,729	17,530
Amortization	2,945	3,130
Reserve for doubtful accounts	(764)	(447)
Gain on disposal of fixed assets	(10)	(714)
Gain on interest rate swaps	(99)	—
Deferred income taxes and taxes payable	4,497	119
Stock compensation expense	3,420	2,416
Change in operating assets and liabilities:
Accounts receivable	(21,554)	(15,956)
Inventories	5,633	(9,038)
Prepaid expenses and other assets	(3,120)	867
Accounts payable	5,613	12,981
Accrued expenses	(33,431)	9,744
Deferred revenue	3,686	16,969

Net cash provided by operating activities	13,450	26,191

Cash flows from investing activities
Proceeds from sale of fixed assets	205	957
Capital expenditures and stripping costs	(41,422)	(7,025)

Net cash used in investing activities	(41,217)	(6,068)

Cash flows from financing activities
Payments on term loans	(4,375)	(2,170)
Payments on capital leases and other long-term debt	(1,163)	(817)
Payments on revolving credit facility	(10,000)	—
Proceeds from share-based awards exercised or distributed	713	486
Tax payments for withholdings on share-based awards exercised or distributed	(623)	(982)
Transactions with non-controlling interest	—	(1)

Net cash used in financing activities	(15,448)	(3,484)

Foreign currency adjustment	16	(44)

(Decrease) increase in cash and cash equivalents	(43,199)	16,595

Cash and cash equivalents:
Beginning of period	127,967	194,069

End of period	$84,768	$210,664

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2018	December 31, 2017
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$84,768	$127,967
Accounts receivable, net	179,234	156,916
Inventories, net	64,895	70,528
Prepaid expenses and other assets	7,590	7,765

Total current assets	336,487	363,176
Property, plant and equipment, net	813,721	785,513
Deferred income taxes	351	350
Goodwill	15,301	15,301
Intangibles, net	92,892	93,268
Other assets	10,088	7,711

Total assets	$1,268,840	$1,265,319

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$18,924	$19,189
Accounts payable	83,852	70,633
Accrued expenses	41,659	74,007
Deferred revenue	9,346	5,660

Total current liabilities	153,781	169,489
Long-term debt	715,316	729,741
Deferred income taxes	8,903	3,606
Other long-term liabilities	36,901	42,189

Total liabilities	914,901	945,025
Equity
Common stock	2,423	2,423
Additional paid-in capital	294,500	299,912
Retained earnings	347,109	318,207
Accumulated other comprehensive loss	(14,491)	(15,098)
Treasury stock at cost	(275,975)	(285,520)
Non-controlling interest	373	370

Total equity	353,939	320,294

Total liabilities and equity	$1,268,840	$1,265,319

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2018	2017	2017
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	2,420,695	1,920,833	2,564,706
Coated proppant	215,078	161,498	212,504

Total Proppant Solutions	2,635,773	2,082,331	2,777,210
Industrial & Recreational Products	577,636	595,378	581,520

Total volumes	3,213,409	2,677,709	3,358,730

Revenues
Proppant Solutions	$242,182	$140,993	$245,193
Industrial & Recreational Products	31,156	31,590	28,743

Total revenues	273,338	172,583	273,936
Segment gross profit
Proppant Solutions	78,886	27,346	77,222
Industrial & Recreational Products	11,974	13,485	12,426

Total segment gross profit	90,860	40,831	89,648

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2018	2017	2017
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$28,902	$(11,588)	$19,949
Interest expense	13,783	12,537	18,778
Provision (benefit) for income taxes	1,791	(1,148)	(6,792)
Depreciation, depletion, and amortization expense	19,757	19,442	19,682

EBITDA	64,233	19,243	51,617
Non-cash stock compensation expense(1)	3,420	2,416	2,490
Loss (gain) on debt extinguishment and repurchase(2)	—	—	2,898
Merger transaction expenses(3)	3,334	—	6,835

Adjusted EBITDA	$70,987	$21,659	$63,840

(1)	Represents the non-cash expense for stock-based awards issued to our employees and outside directors.
(2)	Loss related to the extinguishment of term loans.
(3)	Expenses related to the announced Merger with Unimin.

Investor contacts:

Indrani Egleston

440-214-3219

Indrani.Egleston@fairmountsantrol.com

Matthew Schlarb

440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Source: Fairmount Santrol